Exhibit 99.1

Legacy Education Alliance, Inc. Names James E. May as CEO

Anthony Humpage Appointed Chairman

Iain Edwards and Martin Foster named Co-Presidents

CAPE CORAL, Fla., January 17, 2019 (BUSINESS WIRE) -- Legacy Education Alliance, Inc. (OTCQB: LEAI) (www.legacyeducationalliance.com), a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques, today announced the reorganization of its board of directors (the “Board”) and management leadership team. As part of the reorganization, James E. May, the Company’s current Senior Vice President and General Counsel was appointed as Interim Chief Executive Officer, (“ICEO”), and current executives Iain Edwards and Martin Foster were named as Co-Presidents of the Company. Current Chief Executive Officer Anthony C. Humpage was named Chairman of the Board. James K. Bass resigned as Chairman but will remain on the Board.

Upon the assumption of his position as ICEO, Mr. May resigned as Senior Vice President and General Counsel. Mr. May previously served as the Chief Administrative Officer of the Company’s predecessor since September 2009, and as the General Counsel of the Company’s predecessor since May 2009. Mr. May joined the Company in June 2007 as Assistant General Counsel. Prior to joining the Company, he held the position of Associate General Counsel with Gateway Computers, and Vice President, Deputy General Counsel with Blockbuster Videos, Inc.

Prior to his appointment as Co-President, Mr. Edwards served as Senior Vice President in charge of the Company’s Property Development Division. Mr. Edwards served as the Company’s Chief Operating Officer from November 10, 2014 until March 2018. Mr. Edwards served as the Chief Operating Officer of the Company’s predecessor since May 2013. Mr. Edwards joined the Company in 2002 as general manager of the Company’s U.K. office, and was promoted to U.K. Managing Director in 2004 and to President of International Operations in 2006. Mr. Edwards served time in the British Army in various capacities. Mr. Edwards holds a B.A. in Business Studies from the University of Greenwich, London (1991).

Mr. Foster joined the Company in April 2002 as Event Manager of the UK division. During his time with the Company he has held several positions including UK Operations Manager, UK General Manager and most recently Managing Director of the UK and International divisions. Mr. Foster studied Business through UNISA and IT through both Microsoft and Compaq.

Mr. Humpage was the Company’s Chief Executive Officer since November 10, 2014 and was CEO of the Company’s predecessor since September 4, 2012, as well as a member of the board of directors of the Company’s predecessor since May 23, 2012. He was previously Executive Vice President and Chief Financial Officer of Government Liquidation, the leading online auction website for federal government surplus and scrap assets, from 1998 to 2011. A certified public accountant and a British chartered accountant, Mr. Humpage holds an MBA Finance degree from Western International University (1995).

About Legacy Education Alliance Inc.

Legacy Education Alliance, Inc. (http://www.legacyeducationalliance.com) is a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques. Legacy Education Alliance was founded in 1996, today we are a global company with approximately 200 employees that has cumulatively served more than two million students from more than 150 countries and territories over the course of our operating history.

We offer our training through a variety of brands including Rich Dad® Education; Rich Dad® Stock Education; Making Money from Property with Martin RobertsTM; Brick Buy BrickTM; Building Wealth; Robbie Fowler Property AcademyTM; Women in WealthTM; Perform in PropertyTM, Teach Me to TradeTM, and Trade Up Investor EducationTM. For more information, please visit our website at www.legacyeducationalliance.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on April 2, 2018 and which may be viewed at http://www.sec.gov.

Investor Contact

CORE IR

Scott Gordon

516 222 2560

scottg@coreir.com

Source: Legacy Education Alliance, Inc.